Noel E. Guardi, Attorney at Law
99 ROCKY RIDGEROAD, P.O. BOX 381
PINECLIFFFE, CO 80471
TELEPHONE 303-969-8886
FAX: 303-969-8887
SECLAWYER@IONSKY.COM

November 10, 2004

Mr. Michael Gelmon, Chief Executive Officer
Mr. Cory Gelmon, President and Chief Financial Officer
Banyan Corporation
Suite 207, 5005 Elbow Drive S.W.
Calgary, Alberta, Canada T2S 2T6
Re: Legal Service Agreement

Dear Messrs. Gelmon:

               You have asked me to provide legal consulting services to Banyan Corporation (the “Company“) and to represent it in connection with certain securities and corporate matters, including, but not limited to compliance with the securities registration, periodic reporting, proxy solicitation and beneficial ownership reporting requirements of the federal securities laws and the United States Securities Exchange Commission as appropriate, and such other matters as your may request from time to time.

               You have asked me to propose an arrangement under which I would function as a virtual in-house counsel for purposes of compliance requirements and related matters with fees pursuant to a payment schedule. I have prepared this summary of our agreement for your approval.

               The schedule attached hereto sets forth the Company’s requirements through November 14, 2005. Professional services necessary to complete these items are included in the fees described below. By my estimate, the matters within these requirements will require approximately 400 hours to complete. Fees for legal consulting services for such matters are $72,000 at $180.00 per hour, a discount of 10% from my prevailing rate, split $32,000 as a fixed fee for the registration statement and $40,000 as a fixed fee for the proxy statement and all other matters on the schedule. For matters on the schedule there will be no charges for the assistance of non-legal professional staff.

Messrs. Michael and Cory Gelmon
Banyan Corporation
November 10, 2004

               I propose to reduce the cash portion of fees for matters on the schedule and accept approximately 25% of compensation in the form of securities. This equates to fees of $54,000, divided into $24,000 as a fixed fee for the registration statement and $30,000 as a fixed fee for the proxy statement and all of the matters on the schedule. The monthly installment, to be treated as an earned retainer, will be $2,500 payable in advance each month, with the first and last month payable upon signing this agreement, plus $12,000 in advance for the registration statement payable upon signing this agreement with the balance of $12,000 due on the effective date. In this alternative, the the remittance for fees due upon signing this agreement is $17,000.

               In addition, the Company issue and deliver as a performance bonus, as soon as possible, 150,000 shares of restricted stock and options to purchase 150,000 shares of restricted stock at $.10 for five years exercisable after one year from the date hereof. The shares and options will be issued effective as of the date hereof. You agree to register for sale the shares, options and underlying shares at my expense on Form S-8 or, if possible, in a piggyback registration for which I will be responsible for my ratable share of the costs at any time ninety (90) days after the NIR registration statement has become effective.

               Not included in the scope of the work covered by the foregoing fee schedule are:

               1. Registration statements other than the NIR registration statement.

               2. Merger and acquisition negotiation and document drafting.

               3. Rule 144 opinions on behalf of sellers.

               4. Franchise work.

               5. Human resources matters.

               6. Litigation and legal proceedings of any kind.

Messrs. Michael and Cory Gelmon
Banyan Corporation
November 10, 2004

               7. Any matters, otherwise on the schedule, in excess of eighty (80) hours per month or four hundred (400) hours for the year (time expended in connection with the registration statement is not included in the foregoing limit).

               For the foregoing matters not included in the scope of the fixed fees and payment plan, you agree to pay hourly fees for legal consulting services rendered and the assistance of non-legal professional staff at the rates of one hundred and eighty dollars ($180.00) and thirty dollars ($30.00), respectively, per hour expended on your behalf, to be billed in arrears.

               Any advances paid thereunder will be held in a trust account for your benefit and applied to hourly fees and disbursements, as set forth below, as they are incurred.

               You also agree to pay for disbursements. Disbursements include, among other things, delivery and air freight charges, postage, photocopying costs, court costs, computer research time, long distance telephone charges, and other costs and expenses advanced on your behalf. In some instances, costs may be billed directly to you or requested in advance and not advanced by me.

               I agree that my fees shall be reasonable, and that any transaction in which I acquire an interest in the Company and the terms thereof shall be fair and reasonable to the Company. It is possible that the compensation I may realize from the sale of the Company’s stock issued thereunder may be materially greater or less than if I were compensated in cash solely at an hourly rate.

               I will render periodic statements to you reflecting the balance due for professional fees and disbursements from time to time. The balance due shall be payable upon receipt of the statement.

               In offering to represent the Company on the basis set forth above, I reasonably believe that my representation will not be materially limited by my own interests, in particular, my interest in the price of the Company’s stock and the possible effect thereon of the course or outcome of matters in which I represent the Company.

Messrs. Michael and Cory Gelmon
Banyan Corporation
November 10, 2004

                The use of independent counsel may be advisable in entering into this legal service agreement and in connection with the issuance of shares thereunder. You have a reasonable opportunity to seek the advice of such independent counsel and have consented to my representation thereafter.

               I agree to represent the Company zealously and with undivided loyalty at all times. I do not, and will not, represent, in any matter involving the Company, any individual director, officer, employee or shareholder of the Company.

               I agree to use my best efforts to perform all services required in connection with my engagement in a professional, competent and timely manner. You acknowledge that such performance depends, in part, upon the prompt receipt of documentation, information, authorizations and instructions from you, your prompt review and execution of documents, and your cooperation in general.

               You may terminate my engagement at any time for any reason. I may terminate the engagement by notifying you in writing if you fail to pay as agreed or do not cooperate with me or for any other just reason. In the event of termination of this agreement, I will promptly remit a statement indicating the then current balance due or remit the credit balance, if any, in your account.

               I appreciate your confidence and look forward to working with you. If the foregoing correctly sets forth our understanding, please sign and return the enclosed copy of this letter, and remit the advance provided for above.

Very truly yours,

Noel Guardi, Esq.

Messrs. Michael and Cory Gelmon
Banyan Corporation
November 10, 2004

Agreed to and accepted this __th day of November 2004.

BANYAN CORPORATION

Michael Gelmon, Chief Executive
	Officer	and Individually

Cory	Gelmon,	President and
Chief Financial Officer